Exhibit (k)(1)

                 ADMINISTRATIVE AND INVESTOR SERVICES AGREEMENT

                  This ADMINISTRATIVE AND INVESTOR SERVICES AGREEMENT (the "Agreement") is made as of February 22, 2002, by and between Montgomery Asset Management, LLC, a Delaware limited liability company (the "Administrator"), and Montgomery Partners Absolute Return Fund LLC, a Delaware limited liability company (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Company wishes to retain the Administrator to provide certain administrative and investor services with respect to the Company, and the Administrator is willing to furnish those services;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1       Appointment. The Company hereby appoints the Administrator to provide certain administrative and investor services required by the Company for the period and on the terms set forth in this Agreement; provided that this Agreement shall not be effective until approved by the Board of Directors (the "Directors" and anyone of them, a "Director") of the Company. The Administrator accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 3 of this Agreement. If the Company decides to modify the Administrator's duties hereunder, the Company shall notify the Administrator in writing.

          2       Services and Duties. Subject to the control of the Company and the oversight of the Company's Directors, the Administrator undertakes to perform the following types of services:

                  Performance measurement and analysis, including furnishing performance data, statistical data and research data;

                  Tax and treasury services, including preparing and filing various reports (including tax returns) or other documents required by federal, state and other applicable laws and regulations other than those required to be filed by the Company's custodian, investment manager or transfer agent;

                  Management of printing, including assisting in the preparation and printing of all documents, private placement memoranda and reports sent to members;

                  Financial reporting and assisting in the preparation of financial statements;

                  At the request of the Company, assisting in the preparation of all agendas, notices and minutes for meetings of the Company's Board of Directors or members; assisting in the preparation of all resolutions to be voted upon by the Board of Directors; assisting in the


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preparation of supporting information for such meetings with regard to the duties of the Administrator under this Agreement, and collection and distribution of supporting information for such meetings with respect to the duties performed by other persons who provide services to the Company;

                  At the request of the Company, developing and monitoring compliance procedures for the Company concerning, among other matters, adherence of the Company to its investment objectives, policies, restrictions, tax matters and applicable laws and regulations;

                  Preparing and filing Form D notices with the Securities and Exchange Commission and monitoring state exemption filings and notices with various states and other jurisdictions made by other agents of the Company;

                  Management of legal services;

                  Providing or arranging administrative services to the members of the Company, including:

                       1. Maintaining a list of members and generally performing all actions related to the issuance, repurchase and transfer of interests, if any;

                       2. Reviewing and, subject to approval by the Directors, accepting subscriptions for interests and accepting payment for the interests;

                       3. Computing and disseminating the net asset value of the Company in accordance with the Company's Limited Liability Agreement and all amendments thereto (the "LLC Agreement");

                       4. Performing all acts related to the repurchase of interests;

                       5. Supervising the completion of, and furnishing, annual financial statements of the Company, as well as monthly reports regarding the Company's performance and net asset value, to members; and

                       6. Performing agreed upon services necessary in connection with the administration of the Company, including registrar and transfer agent functions, accounting and clerical services;

                  Supervising third parties retained by the Administrator, if any, to perform any or all of the services listed above in Section (i) of this Paragraph (2).

          The Administrator's duties shall not include acting as Company accountant, pricing the Company's portfolio, acting as transfer agent, or performing blue sky registration services. To the extent any of these services are performed by the Administrator, the Administrator shall be entitled to separate compensation therefor.

          In performing its duties under this Agreement, the Administrator will
(i) act in accordance with the LLC Agreement, the effective Confidential Private Placement


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Memorandum of the Company and with the instructions and directions of the
Company, (ii) conform to and comply with the requirements of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and all other applicable federal or state laws and regulations, and (iii) consult with legal counsel to and the independent public accountant for the Company, as necessary and appropriate, on whose advice the Administrator shall be entitled to rely. The Company will furnish the Administrator from time to time with copies of any documents that the Administrator may reasonably request and that are necessary for it to perform its obligations and duties under this Agreement and will notify the Administrator as soon as possible of any matter materially affecting the performance by the Administrator of its services under this Agreement.

          3       Compensation and Allocation of Expenses.

                  The Company shall compensate the Administrator for its services rendered pursuant to this Agreement in accordance with the fees set forth in Schedule A hereto. Such fees do not include out-of-pocket disbursements of the Administrator, for which the Administrator shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule A hereto. Fees shall be payable monthly in arrears on the first business day of each month.

                  The Administrator shall not be required to pay any Company expenses except those that it has agreed to pay in connection with performing the duties described herein or which it has agreed to pay in another written agreement between the parties hereto.

                  Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion that such period bears to the full monthly period. For purposes of determining fees payable to the Administrator, the value of the net assets of the Company shall be computed at the time and in the manner specified in the then-current confidential private placement memorandum and Limited Liability Company Agreement of the Company.

                  The Administrator shall not be required to pay for any services provided by other parties directly retained by the Company.

                  The Administrator may, from time to time, employ or associate itself with such person or persons as the Administrator may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both the Administrator and the Company. The compensation of such person or persons shall be paid by the Administrator, and no obligation shall be incurred on behalf of the Company in such respect. The Administrator may apply a portion of its fee (the "Investor Servicing Fee") toward the fees of any and all sub-administrators, sub-servicing agents, or other persons who provide sub-administrative or sub-investor services to the Company. The Investor Servicing Fee may also be used to pay certain brokers, transfer agents, and other financial intermediaries for providing services to members. The Administrator also reserves the right to refund any and all of the Investor Servicing Fee to certain members, to retain any and all of the Investor Servicing Fee, or to transfer any and all


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of the Investor Servicing Fee to Funds Distributor, Inc., or any other placement agent of the Company.

          4       Administrator's Liability.

                  In the absence of willful misfeasance, bad faith, reckless disregard or negligence of the obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Company or to any member of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Company.

                  The Company shall indemnify and hold harmless the Administrator, its partners and the members, partners, directors, officers and employees of each of them (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

                  No provision of this Agreement shall be construed to protect any Director or officer of the Company, or partner or officer of the Administrator, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

          5       Termination of Agreement.

                  This Agreement shall become effective on the date first set forth above and shall remain in force unless terminated pursuant to the provisions of subparagraph (b) of this Paragraph.

                  This Agreement may be terminated at any time without payment of any penalty, upon thirty (30) days' written notice by the Company or by the Administrator.

          6       Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

          7       Assignment. This Agreement shall extend to, and shall be
binding upon, the parties hereto and their respective successors and assigns. This Agreement may be assigned by the Administrator; provided, however, that the Company has consented in writing to such assignment. The Administrator may delegate any duty hereunder, and no consent by the Company shall be needed therefore; provided, however, that any such delegation does not effect a release of the Administrator from guaranty of the fulfillment of any duty delegated by the Administrator.


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          8       Notice. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or the Administrator shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Company:

                  Montgomery Partners Absolute Return Fund LLC
                  101 California Street
                  San Francisco, California  94111
                  Attention:  Mr. Bill Santos

                  To the Administrator:

                  Montgomery Asset Management, LLC
                  101 California Street
                  San Francisco, California  94111
                  Attention:  Ms. Dana Schmidt

          9       Governing Law. This Agreement shall be governed by, and
construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

          10      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

          11      Captions. The captions of this Agreement are included for
convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          12      Non-Exclusivity. The Company's employment of the Administrator is not an exclusive arrangement, and the Company may, from time to time, employ other individuals or entities to furnish it with the services provided for herein.

          13      Independent Contractor. The Administrator shall, for all
purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Company in any way, or in any way be deemed an agent for the Company. It is expressly understood and agreed that the services to be rendered by the Administrator to the Company under the provisions of this Agreement are not to be deemed exclusive, and the Administrator shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.


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          14      Administrator's Office Facilities and Personnel. The
Administrator shall, at its own expense, maintain adequate office facilities and staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Administrator shall be deemed to include persons employed or retained by the Administrator to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Administrator or the Company's Directors may desire and reasonably request.

          15      Notice of Limited Liability Company Agreement. The
Administrator acknowledges that it has received notice of and accepts the limitations of the Company's liability as set forth in its Limited Liability Company Agreement. The Administrator agrees that the Company's obligations under this Agreement shall be limited to the Company and its assets, and that the Administrator shall not seek satisfaction of any such obligation from the members of the Company nor from any Director, officer, employee or agent of the Company.

          16      Conflicts with Company's Governing Documents and Applicable
Laws. Nothing herein shall be deemed to require the Company to take any action contrary to the Company's Limited Liability Company Agreement or any applicable statute or regulation, or to relieve or deprive the Directors of the Company of their responsibility for and control of the conduct of the affairs of the Company.

                  [Remainder of Page Intentionally Left Blank]


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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                        MONTGOMERY ASSET MANAGEMENT, LLC


                                        By:      /s/ Dana Schmidt
                                                 -------------------------------
                                        Name:    Dana Schmidt
                                                 -------------------------------
                                        Title:   Chief Administrative Officer
                                                 -------------------------------



                                        MONTGOMERY PARTNERS ABSOLUTE
                                        RETURN FUND LLC


                                        By:      /s/ Johanne Castro
                                                 -------------------------------
                                        Name:    Johanne Castro
                                                 -------------------------------
                                        Title:   Assistant Secretary
                                                 -------------------------------


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                         SCHEDULE A (February 22, 2002)
                 ADMINISTRATIVE and investor SERVICES AGREEMENT

                  Montgomery Partners Absolute Return Fund LLC

================================================================================
         Category                  Average Daily Net Assets       Annual Rate
================================================================================
Administration and Investor             All amounts                1.07%
   Servicing Fee
================================================================================

         Out-of-Pocket Disbursements

         o        overnight delivery and courier services; postage
         o        telephone and telecommunication charges
         o        pricing services
         o terminals, transmitting lines and expenses in connection therewith
         o        travel outside of San Francisco area on Company business
         o costs of preparing Board books, presentations and other materials for the Board of Directors
         o        printing and related costs
         o        extraordinary expenses


Montgomery Partners                         MONTGOMERY ASSET
Absolute Return Fund LLC                    MANAGEMENT, LLC


By:   /s/ Johanne Castro                    By:    /s/ Dana Schmidt
      ---------------------------                  ---------------------------
Title:  Assistant Secretary                 Title:  Chief Administrative Officer
      ---------------------------                  ---------------------------


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